Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

Board of Directors Authorizes Share Repurchase Program

NEWARK, N.Y. – November 1, 2018 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.5 million on revenue of $20.3 million for the third quarter ended September 30, 2018. For the third quarter of 2017, the Company reported operating income of $1.3 million on revenue of $21.0 million.

“In the third quarter, Ultralife grew net income 30% and EPS 26% driven by a 25% increase in Communications Systems revenues, while overall revenue slightly declined. These double-digit earnings gains demonstrate the ability of our leveraged business model to deliver increases in profitability even though sales may fluctuate by business unit quarter to quarter,” said Michael D. Popielec, President and Chief Executive Officer. “We are also delighted about the two recently announced Communications Systems delivery contracts totaling $19.2 million to supply our Vehicle Amplifier-Adaptors and Mounted Power Amplifiers for the U.S. Army, as well as the $9.5 million IDIQ contract to supply our communication kits for an undisclosed branch of the U.S. Department of Defense. We remain focused on our revenue diversification strategy, pursuing commercial opportunities and government/defense opportunities as U.S. spending continues to recover, and are positioned to deliver another year of profitable growth in 2018.”

Third Quarter 2018 Financial Results

Revenue was $20.3 million, a decrease of $0.7 million, or 3.4%, compared to $21.0 million for the third quarter of 2017 reflecting lower commercial sales. Battery & Energy Products sales decreased $1.3 million, or 7.1%, to $17.3 million compared to $18.6 million last year due primarily to lower non-U.S. government/defense and 9-Volt battery sales, partially offset by increases in U.S. government/defense and core medical sales. Communications Systems sales grew 25.1% to $3.0 million compared to $2.4 million for the same period last year reflecting an increase in shipments of core products such as our 20-watt amplifiers and universal vehicle adaptors.

Gross profit was $6.0 million, or 29.7% of revenue, compared to $6.3 million, or 29.7% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.2%, compared to 27.9% last year, and Communications Systems gross margin was 44.0%, the same as last year.

Operating expenses were $4.5 million compared to $5.0 million last year, a decrease of 9.0%, reflecting continued tight control over discretionary spending in line with our business model. Operating expenses were 22.3% of revenue compared to 23.7% of revenue for the year earlier period.

Operating income was $1.5 million compared to $1.3 million last year, an increase of 18.7%, and operating margin was 7.4% compared to 6.0% last year.

Net income was $1.4 million, or $0.09 per share, compared to net income of $1.1 million, or $0.07 per share, for the third quarter of 2017. Earnings per share for the trailing twelve-month period increased to $.57 compared to $.55 at the end of the second quarter of 2018, with both periods reflecting the $.12 favorable impact of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, of $2.5 million, or 12.2% of sales, grew 25% over the $2.0 million, or 9.4% of sales, reported last year.

See the “Non-GAAP Financial Measure – Adjusted EBITDA” section of this release for a reconciliation of Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

Share Repurchase Program

Ultralife’s Board of Directors has authorized the repurchase of up to 2.5 million shares of the Company’s common stock over a period not to exceed twelve months. Share repurchases, if any, will be made in accordance with SEC Rule 10b-18 using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	September 30,	December 31,
	2018	2017
Current Assets:
Cash	$25,454	$18,330
Trade Accounts Receivable, Net	14,533	14,657
Inventories	23,118	26,326
Prepaid Expenses and Other Current Assets	2,900	2,603
Total Current Assets	66,005	61,916

Property, Equipment and Improvements, Net	8,792	7,570
Goodwill, Intangibles and Other Assets	26,999	27,700
Total Assets	$101,796	$97,186

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$7,260	$8,787
Accrued Compensation and Related Benefits	1,641	2,413
Accrued Expenses and Other Current Liabilities	3,463	3,039
Total Current Liabilities	12,364	14,239
Deferred Income Taxes and Other Non-Current Liabilities	3,936	3,898
Total Liabilities	16,300	18,137

Shareholders' Equity:
Common Stock	1,998	1,966
Capital in Excess of Par Value	182,246	180,211
Accumulated Deficit	(77,709)	(82,894)
Accumulated Other Comprehensive Loss	(2,473)	(1,611)
Treasury Stock	(18,469)	(18,469)
Total Ultralife Equity	85,593	79,203
Non-Controlling Interest	(97)	(154)
Total Shareholders’ Equity	85,496	79,049

Total Liabilities and Shareholders' Equity	$101,796	$97,186

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,	October 1,	September 30,	October 1,
	2018	2017	2018	2017
Revenues:
Battery & Energy Products	$17,289	$18,616	$52,344	$52,977
Communications Systems	3,041	2,431	13,919	10,045
Total Revenues	20,330	21,047	$66,263	$63,022

Cost of Products Sold:
Battery & Energy Products	12,587	13,430	37,680	38,119
Communications Systems	1,702	1,362	8,710	5,537
Total Cost of Products Sold	14,289	14,792	46,390	43,656

Gross Profit	6,041	6,255	19,873	19,366

Operating Expenses:
Research and Development	1,099	1,355	3,417	3,678
Selling, General and Administrative	3,442	3,637	10,968	11,262
Total Operating Expenses	4,541	4,992	14,385	14,940

Operating Income	1,500	1,263	5,488	4,426

Other (Income) Expense	(21)	58	27	200
Income Before Income Tax Provision	1,521	1,205	5,461	4,226

Income Tax Provision	86	104	219	370

Net Income	1,435	1,101	5,242	3,856

Net Income Attributable to Non-Controlling Interest	27	3	57	8

Net Income Attributable to Ultralife Corporation	$1,408	$1,098	$5,185	$3,848

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.09	$.07	$.33	$.25

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.09	$.07	$.32	$.24

Weighted Average Shares Outstanding – Basic	15,952	15,564	15,859	15,495

Weighted Average Shares Outstanding – Diluted	16,523	15,971	16,407	15,818

Non-GAAP Financial Measure – Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. generally accepted accounting principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(In Thousands)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,	October 1,	September 30,	October 1,
	2018	2017	2018	2017

Net Income Attributable to Ultralife Corporation	$1,408	$1,098	$5,185	$3,848
Adjustments:
Interest and Financing Expense, Net	13	38	67	147
Income Tax Provision	86	104	219	370
Depreciation Expense	496	497	1,476	1,507
Amortization of Intangible Assets and Financing Fees	106	115	327	357
Stock-Based Compensation Expense	363	133	707	529
Adjusted EBITDA	$2,472	$1,985	$7,981	$6,758

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com